Exhibit 5.1

PILLSBURY WINTHROP SHAW PITTMAN LLP

1200 Seventeenth St.

Washington, DC 20036

April 12, 2023

Federal Realty OP LP

909 Rose Avenue

Suite 200

North Bethesda, MD 20852

Ladies and Gentlemen:

We have acted as counsel for Federal Realty OP LP, a Delaware limited partnership (the “Company”), in connection with the issuance and sale by the Company of $350,000,000 aggregate principal amount of 5.375% Notes due 2028 (the “Securities”) pursuant to the Registration Statement on Form S-3 (Registration No. 333-262016-01) (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”), and related prospectus, dated January 5, 2022, as supplemented by the prospectus supplement dated April 10, 2023 relating to the offer and sale of the Securities (as so supplemented, the “Prospectus”). The Securities have been issued under the Indenture dated as of September 1, 1998, as supplemented by the First Supplemental Indenture dated as of January 5, 2022 (as so supplemented, together with the officer’s certificated dated April 12, 2023 setting forth the terms of the Securities, the “Indenture”), between the Company and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”).

We have reviewed the Registration Statement, the Prospectus, the Indenture and such other agreements, documents, records, certificates and other materials, and have reviewed and are familiar with such corporate proceedings and satisfied ourselves as to such other matters, as we have considered relevant or necessary as a basis for our opinions set forth in this letter. In such review, we have assumed the accuracy and completeness of all agreements, documents, records, certificates and other materials submitted to us, the conformity with the originals of all such materials submitted to us as copies (whether or not certified and including facsimiles), the authenticity of the originals of such materials and all materials submitted to us as originals, the genuineness of all signatures and the legal capacity of all natural persons, and that the Indenture has been duly authorized, executed and delivered by the Trustee.

On the basis of the foregoing and subject to the other qualifications and limitations set forth herein, we are of the opinion that, when the Securities have been duly executed, authenticated, issued and delivered in accordance with the Indenture and as contemplated by the Registration Statement and the Prospectus, and the Securities will constitute the valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

Federal Realty OP LP

April 12, 2023

Our opinions set forth above are subject to and limited by the effect of (a) applicable bankruptcy, insolvency, fraudulent conveyance and transfer, receivership, conservatorship, arrangement, moratorium and other similar laws affecting or relating to the rights of creditors generally, (b) general equitable principles (whether considered in a proceeding in equity or at law) and (c) requirements of reasonableness, good faith, materiality and fair dealing and the discretion of the court before which any matter may be brought.

We have assumed that neither the issuance and delivery of, nor the performance of the Company’s obligations under, the Securities will (a) require any authorization, consent, approval or license of, or exemption from, or registration or filing with, or report or notice to, any governmental unit, agency, commission, department or other authority (a “Governmental Approval”) or (b) violate or conflict with, result in a breach of, or constitute a default under, (i) any agreement or instrument to which the Company or any of its affiliates is a party or by which the Company or any of its affiliates or any of its properties may be bound, (ii) any Governmental Approval that may be applicable to the Company or any of its affiliates or any of its properties, (iii) any order, decision, judgment or decree that may be applicable to the Company or any of its affiliates or any of its properties or (iv) any applicable law (other than the Revised Uniform Limited Partnership Act of the State of Delaware and the law of the State of New York in each case as in effect on the date hereof).

Our opinions set forth in this letter are limited to the Revised Uniform Limited Partnership Act of the State of Delaware and the law of the State of New York, in each case as in effect on the date hereof.

We hereby consent to the filing of this letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed by the Company with the Commission on the date hereof and the incorporation thereof in the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP